                                                                    Exhibit 99.1

RISK  FACTORS  CONTAINED  IN WHX  CORPORATION  (THE  "COMPANY",  "WE" OR  "OUR")
REGISTRATION STATEMENT ON FORM S-1 FILED ON OCTOBER 18, 2007

ITEM 1A.  RISK FACTORS

RISKS RELATING TO OUR FINANCIAL CONDITION AND RECENTLY COMPLETED
REORGANIZATION

WE HAVE A HISTORY OF LOSSES AND SUBSTANTIAL INDEBTEDNESS AND CASH FLOW
OBLIGATIONS.  WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY IN 2007.

      We  have  incurred   significant  losses  and  negative  cash  flows  from
operations in recent years, and our prospects must be considered in light of the risks, expenses, and difficulties  frequently encountered in operating a company that has just  emerged from  protection  under  Chapter 11 of the United  States
Bankruptcy Code (the "Bankruptcy Code").

      For the years ended  December  31,  2006,  2005 and 2004,  we incurred net
operating   losses  of  $18.2  million,   $34.7  million  and  $140.4   million,
respectively, and had negative cash flows from operations of $18.8 million, $5.0 million and $39.6 million,  respectively. For the six months ended June 30, 2007 and 2006,  we incurred net  operating  losses of $4.5 million and $8.6  million, respectively  and had negative  cash flows from  operations of $16.4 million and
$12.1  million,  respectively.  As of June  30,  2007  and  December  31,  2006,
respectively,  we had accumulated  deficits of $417.9 million and $412.1 million and working capital deficits of $125.0 million and $1.6 million.  As of June 30,
2007, the majority of H&H's debt was classified as short-term since its maturity date was scheduled to occur within twelve months (June 30, 2008),  whereas as of
December 31, 2006, such debt was classified as long-term since its maturity date exceeded one year. We intend to seek to refinance our H&H debt, but there can be no assurance that such financing will be available or available on  commercially reasonable  terms  acceptable to us. If we cannot  refinance our H&H debt, there can be no assurance that H&H will be able to continue to operate its business or to provide WHX with additional  capital to fund our  operations.  Bairnco's bank debt  was  refinanced  in July  2007,  with a new  scheduled  maturity  of 2012.
Additionally,  H&H has not been in compliance with certain of its bank covenants and has obtained a number of waivers from its lenders related to such covenants.

      As of June 30, 2007,  WHX and its  unrestricted  subsidiaries  had cash of approximately  $0.1  million  and  current  liabilities  of  approximately  $8.7 million,  including  $5.1 million of  mandatorily  redeemable  preferred  shares payable to a related  party.  WHX is a holding  company  and we have as our sole source of cash flow,  distributions  from our  operating  subsidiaries,  H&H and
Bairnco, or other discrete transactions.  H&H's credit facilities effectively do not permit it to transfer any cash or other assets to WHX (with the exception of
(i) an unsecured loan for required payments to the defined- benefit pension plan sponsored by WHX (the "WHX Pension Plan"), (ii) an unsecured loan for other uses in the  aggregate  principal  amount not to exceed $3.5  million  under  certain conditions, (iii) the loan, distribution or other advance of up to approximately
$7.4  million,  subject to certain  limitations,  to the extent loaned by Steel,
L.P. ("Steel Partners") to H&H, of which  approximately $2.3 million has already been distributed,  and (iv) up to $13.1 million to be used by WHX solely to make
a  contribution  to  the  WHX  Pension  Plan).   H&H's  credit   facilities  are
collateralized by substantially all of H&H's assets.  Similarly,  Bairnco's bank credit facilities and term loan do not permit it to make any  distribution,  pay any dividend or transfer any cash or other assets to WHX other than common stock of Bairnco.  WHX's ongoing operating cash flow  requirements  consist of funding the minimum requirements of the WHX Pension Plan and paying other administrative costs.

      H&H's availability under its credit facilities as of December 31, 2006 was
$19.1 million, and as of June 30, 2007, was approximately $10.1 million.

      In connection with the closing of the Agreement and Plan of Merger,  dated as of  February  23,  2007  (the  "Merger  Agreement"),  pursuant  to  which  BZ
Acquisition  Corp.  ("BZA")  amended  its  tender  offer to  acquire  all of the outstanding common shares of Bairnco at a price of $13.50 per share in cash (the
"Offer") and BZA merged with and into Bairnco  with  Bairnco  continuing  as the surviving  corporation  as a wholly owned  subsidiary  of WHX (the "Merger" and, together  with the Offer,  the "Bairnco  Acquisition"),  initial  financing  was provided  by Steel  Partners  through  two  credit  facilities.  Steel  Partners extended to BZA bridge loans in the aggregate  principal amount of approximately
$86.5  million  pursuant to a Loan and  Security  Agreement  (the  "Bridge  Loan
Agreement"),  between BZA and Bairnco,  as  borrowers,  and Steel  Partners,  as lender. In addition, Steel Partners extended to WHX a $15.0 million subordinated loan, which is unsecured at the WHX level,  pursuant to a Subordinated  Loan and

Security  Agreement,  dated  as  of  April  17,  2007  (the  "Subordinated  Loan
Agreement")  between  WHX,  as  borrower,  and Steel  Partners,  as lender.  WHX contributed  the $15.0  million  proceeds of the  subordinated  loan to BZA as a capital contribution.

      On July 18, 2007, Bairnco and certain of its subsidiaries entered into (i)
a Credit  Agreement  (the  "First  Lien  Credit  Agreement")  with  Wells  Fargo
Foothill,  Inc. ("Wells Fargo"), as arranger and administrative agent thereunder which provides for a revolving credit facility to the borrowers thereunder in an aggregate principal amount not to exceed $30,000,000 and a term loan facility of
$28,000,000,  (ii) a Credit Agreement (the "Second Lien Credit  Agreement") with
Ableco Finance LLC ("Ableco"), as administrative agent thereunder which provides for a term loan facility to the borrowers  thereunder of $48,000,000,  and (iii)
an  Amended  and  Restated  Credit  Agreement  (the  "Subordinated  Debt  Credit
Agreement")  with  Steel  Partners  as  lender  providing  for a  term  loan  of
$31,814,320,  and completed the refinancing of: (A) all existing indebtedness of
Bairnco and its  subsidiaries  under its senior secured credit facility dated as of November 9, 2006 with Bank of America,  N.A.  (the  "Bairnco  Senior  Secured
Credit Facility"), and (B) approximately $56.7 million of the indebtedness under the Bridge Loan Agreement.  The Subordinated  Debt Credit Agreement  amended and restated  the  Bridge  Loan  Agreement.  The  scheduled  maturity  date  of  the indebtedness  under each of the First Lien Credit  Agreement and the Second Lien
Credit  Agreement is July 17, 2012,  and the  scheduled  maturity date under the
Subordinated Debt Credit Agreement is January 17, 2013.

      In addition to the  obligations  under the current credit  facilities,  we also have significant cash flow obligations,  including  without  limitation the amounts due to the WHX  Pension  Plan (as amended by the IRS Waiver and the PBGC
Settlement  Agreement  entered  into on December  28,  2006) (as these terms are defined  below).  There  can be no  assurance  that  the  funds  available  from operations  and under our  credit  facilities  will be  sufficient  to fund debt service costs,  working  capital  demands,  WHX Pension Plan  contributions  and environmental  remediation  costs, or that we will be able to obtain replacement financing at commercially reasonable terms upon the expiration of our H&H credit facilities in June 2008.

      Throughout 2005 and 2006, WHX experienced  liquidity  issues.  On March 7,
2005,  WHX filed a voluntary  petition (the  "Bankruptcy  Filing") to reorganize under Chapter 11 of the Bankruptcy Code with the United States  Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). WHX continued to operate its business and own and manage its properties as a debtor-in-possession
(the "Debtor") under the  jurisdiction of the bankruptcy  court until it emerged from protection under Chapter 11 of the Bankruptcy Code on July 29, 2005.

      Since WHX emerged from bankruptcy, due to covenant restrictions in H&H and
Bairnco's respective credit facilities, there have been no dividends from H&H or
Bairnco to WHX and WHX's sources of cash flow have  consisted of:

         o  The issuance of $5.1 million in preferred  stock by a newly  created subsidiary  in October  2005,  which was invested in the equity of a public company (Cosine Communications Inc.);

         o  Partial payment of the H&H subordinated debt to WHX of $9.0 million, which  required the approval of the banks  participating  in the H&H credit  facilities.  Subsequent  to this  transaction  in 2006,  the remaining  intercompany  loan  balance of the  subordinated  debt of
            $44.2 million was converted to equity;

         o  As  permitted  by a March 29, 2007  amendment  and waiver to the H&H credit facilities,  an unsecured loan from H&H for required payments to the WHX Pension Plan, and an unsecured loan for other uses in the aggregate  principal amount not to exceed $3.5 million under certain conditions;

         o  A $15.0 million  subordinated  loan from Steel Partners  pursuant to the  Subordinated  Loan  Agreement  which WHX used to fund a capital contribution to BZA to finance in part the Bairnco Acquisition;

         o  As  permitted  by a  July  27,  2007  amendment  to the  H&H  credit facilities,  an unsecured  loan,  distribution or other advance from
            H&H to WHX of up to $7,389,276,  subject to certain limitations,  to the extent loaned by Steel  Partners to H&H, of which  approximately
            $2.3 million has already been distributed; and

         o  As  permitted  by a September  10, 2007  amendment to the H&H credit facilities,  an unsecured  loan from H&H of $13.0  million which was used by WHX to make a payment to the WHX Pension  Plan on  September
            12, 2007.

      We do not anticipate that we will have any additional sources of cash flow other than (i) as described  above,  (ii) from the  refinancing  of our debt and
(iii) from the  proceeds of this  offering.  In  addition,  the proceeds of this offering  are  expected  to be used to  redeem  preferred  stock  and to  retire indebtedness,  and  accordingly  will not be  available  for  general  corporate purposes.  If we fail to refinance our debt and have a successful  offering,  we will likely face substantial liquidity problems and our ability to operate could be adversely affected.

WE SPONSOR A DEFINED  BENEFIT PENSION PLAN WHICH COULD SUBJECT US TO SUBSTANTIAL
CASH FUNDING REQUIREMENTS IN THE FUTURE.

      On September 15, 2006, WHX was required to make a minimum  contribution to the WHX  Pension  Plan for the 2005  plan year in the  amount of $15.5  million.
However,  we did not make that  contribution due to liquidity issues. We applied to the Internal  Revenue  Service ("IRS") for a funding waiver for the 2005 plan year,  and on December 20,  2006,  the IRS granted a  conditional  waiver of the minimum  funding  requirements  for the 2005 plan year  (the  "IRS  Waiver")  in accordance with section 412 (d) of the Internal  Revenue Code and section 303 of the Employee  Retirement Income and Security Act of 1974, as amended  ("ERISA").
On December 28, 2006,  WHX, H&H, and the Pension  Benefit  Guaranty  Corporation
(the  "PBGC")  entered  into  a  settlement   agreement  (the  "PBGC  Settlement
Agreement") in connection with the IRS Waiver and certain other matters. The IRS
Waiver is subject to certain  conditions,  including a requirement  that we meet the minimum  funding  requirements  for the WHX Pension  Plan for the plan years ending  December 31, 2006 through  2010,  without  applying for a waiver of such requirements.  The PBGC Settlement  Agreement and related agreements include the following:  (i) the  amortization  of the waived  amount of $15.5  million  (the
"Waiver  Amount")  over a period  of five  years,  (ii) the  PBGC's  consent  to increase  borrowings  under H&H's  senior  credit  facility  to $125  million in connection  with the  closing  of an  acquisition  (iii) the  resolution  of any potential  issues  under  Section  4062(e)  of  ERISA,  in  connection  with the cessation  of  operations  at  certain  facilities  owned  by WHX,  H&H or their subsidiaries,  and (iv) the  granting  to the PBGC of  subordinate  liens on the
assets  of  H&H  and  its   subsidiaries,   and  specified  assets  of  WHX,  to
collateralize  WHX's obligation to pay the Waiver Amount to the WHX Pension Plan and to make  certain  payments  to the WHX  Pension  Plan  in the  event  of its termination.  Payments  made during 2006 and 2007  (through  September 12, 2007)
were $13.1 million and $21.6 million,  respectively.  On September 12, 2007, WHX made a payment to the WHX Pension Plan of $13.0 million,  which exceeded minimum
required   contributions   under  ERISA.   As  a  result  of  such   accelerated
contribution,  our future  required  contributions  to the WHX Pension  Plan are expected to decline.  Based on  estimates  from our  actuary,  expected  minimum funding requirements are $0.0, $4.6 million, $5.0 million, $3.4 million and $1.0 million for 2008, 2009, 2010, 2011 and 2012,  respectively.  All minimum funding requirement  calculations  reflect the Pension  Protection Act of 2006, the PBGC
Settlement Agreement and the IRS Waiver.

      Our  pension  benefit  costs  are  developed  from  actuarial  valuations.
Inherent  in these  valuations  are  assumptions  including  discount  rates and expected  long-term  rates of return on plan  assets.  Material  changes  in our pension  costs may occur in the future due to changes in market  conditions  not consistent with the assumptions,  changes in assumptions,  or other changes such as a plan  termination,  in which case there may be additional claims related to payment for unfunded liabilities.

IF WE ARE UNABLE TO ACCESS  FUNDS  GENERATED BY OUR  SUBSIDIARIES  WE MAY NOT BE
ABLE TO MEET OUR FINANCIAL OBLIGATIONS.

      Because we are a holding company that conducts our operations  through our subsidiaries, we depend on those entities for dividends, distributions and other payments to generate  the funds  necessary  to meet our  financial  obligations.
Failure by one of our subsidiaries to generate cash flow and obtain  refinancing of its debt,  on terms  which would  permit  dividends,  distributions  or other payments to WHX,  will likely have a material  adverse  effect on our  business, financial condition and results of operations.  As previously described,  due to covenant  restrictions in H&H and Bairnco's respective credit facilities,  there have been no  dividends  from H&H or Bairnco to WHX,  and WHX's  sources of cash have been extremely limited.

RISKS RELATING TO OUR BUSINESS

IN MANY CASES,  OUR  COMPETITORS ARE LARGER THAN US AND HAVE  MANUFACTURING  AND
FINANCIAL  RESOURCES GREATER THAN WE DO, WHICH MAY HAVE A NEGATIVE IMPACT ON OUR
BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION.

      There are many  companies,  both domestic and foreign,  which  manufacture products of the type we manufacture.  Some of these  competitors are larger than we are  and  have  financial  resources  greater  than  we  do.  Some  of  these competitors enjoy certain other competitive  advantages,  including greater name recognition,  greater  financial,  technical,  marketing and other resources,  a larger  installed base of customers,  and  well-established  relationships  with current and potential  customers.  Competition is based on quality,  technology, service,  and price and in some industries,  new product  introduction,  each of which is of equal  importance.  We may not be able to compete  successfully  and competition  may have a negative  impact on our business,  operating  results or financial  condition by reducing  volume of products sold and/or selling prices, and accordingly reducing our revenues and profits.

      In our  served  markets,  we  compete  against  large  private  and public companies.  This results in intense  competition in a number of markets in which we operate.  In addition,  the ongoing  move of our  customer  base in the Arlon electronics  segment  to  low  cost  China  manufacturing  reduces  pricing  and increases  competition.  Significant  competition  could  in turn  lead to lower prices, lower levels of shipments and/or higher costs in some markets that could have a negative effect on our results of operations.

OUR PROFITABILITY  MAY BE ADVERSELY  AFFECTED BY FLUCTUATIONS IN THE COST OF RAW
MATERIALS.

      We are  exposed  to  market  risk and  price  fluctuation  related  to the purchase of natural gas, electricity, precious metal, steel products and certain non-ferrous  metals  used as raw  materials.  Our results of  operations  may be adversely affected during periods in which either the prices of such commodities are unusually high or their  availability  is restricted.  In addition,  we hold precious metal positions that are subject to market fluctuations. Precious metal inventory  is included  in  inventory  using the  last-in,  first-out  method of inventory  accounting.  We enter  into  forward or future  contracts  with major financial institutions to reduce the economic risk of price fluctuations.

SOME OF OUR RAW  MATERIALS  ARE  AVAILABLE  FROM A LIMITED  NUMBER OF SUPPLIERS.
THERE CAN BE NO ASSURANCE  THAT THE  PRODUCTION OF THESE RAW  MATERIALS  WILL BE
READILY AVAILABLE.

      Several raw  materials  used in  Bairnco's  products  are  purchased  from chemical  companies  that are  proprietary  in nature.  Other raw  materials are purchased  from a single  approved  vendor on a "sole  source"  basis.  Although alternative  sources  could  be  developed  in  the  future  if  necessary,  the qualification  procedure can take several  months or longer and could  therefore interrupt  the  production  of our  products  and  services  if the  primary raw material source became unexpectedly unavailable.

OUR BUSINESS IS SUBJECT TO GENERAL ECONOMIC CONDITIONS.

      We  operate  in a  wide  range  of  manufacturing  businesses  that  serve customers  in  the  construction,  electric,  electronic,  home  appliance  OEM, automotive,  refrigeration,  utility,  telecommunications,  medical  and  energy related  industries.  As a result,  our  results  of  operations  tend not to be disproportionately  affected  by any one  industry  or  segment,  but tend to be affected by general economic  conditions and other factors worldwide,  including fluctuations in interest rates,  customer demand,  labor costs and other factors beyond its control.  The demand for our customers' products and, therefore,  our products, is directly affected by such fluctuations.

THE LOSS OF ANY OF OUR MAJOR CUSTOMERS  COULD ADVERSELY  AFFECT OUR REVENUES AND
FINANCIAL HEALTH.

      In 2006, H&H's 15 largest  customers  accounted for  approximately  27% of
H&H's consolidated net sales. In 2006,  Bairnco's 15 largest customers accounted for  approximately  17% of Bairnco's  consolidated net sales. If we were to lose any of our relationships with these customers,  revenues and profitability could fall significantly.

OUR BUSINESS STRATEGY INCLUDES SELECTIVE ACQUISITIONS AND ACQUISITIONS ENTAIL
NUMEROUS RISKS.

      Our  business  strategy  includes,   among  other  things,  strategic  and
selective  acquisitions.  This element of our strategy  entails  several  risks, including the diversion of management's  attention from other business concerns, whether  or not we are  successful  in  finding  acquisitions,  and the  need to finance such acquisitions with additional equity and/or debt.

      In addition,  once found,  acquisitions  entail further risks,  including:
unanticipated  costs  and  liabilities  of the  acquired  businesses,  including environmental  liabilities that could materially adversely affect our results of operations;  difficulties in assimilating acquired businesses;  negative effects on existing business  relationships  with suppliers and customers and losing key employees of the acquired businesses.

OUR  COMPETITIVE  ADVANTAGE  COULD BE REDUCED IF OUR  INTELLECTUAL  PROPERTY  OR
RELATED PROPRIETARY  MANUFACTURING  PROCESSES BECOME KNOWN BY OUR COMPETITORS OR
IF TECHNOLOGICAL CHANGES REDUCE OUR CUSTOMERS' NEED FOR OUR PRODUCTS.

      We own a number of trademarks  and patents (in the United States and other jurisdictions) on our products and related proprietary  manufacturing processes.
In  addition  to  trademark  and patent  protection,  we rely on trade  secrets, proprietary know-how and technological  advances that we seek to protect. If our intellectual  property  is  not  properly  protected  by us or is  independently discovered  by  others  or  otherwise  becomes  known,  our  protection  against competitive products could be diminished.

WE COULD INCUR SIGNIFICANT  COSTS,  INCLUDING  REMEDIATION COSTS, AS A RESULT OF
COMPLYING WITH ENVIRONMENTAL LAWS.

      Our facilities and operations are subject to extensive  environmental laws and  regulations  imposed  by  federal,  state,  foreign  and local  authorities relating to the protection of the environment. We could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal  injury,  as a result of violations of or  liabilities  under environmental  laws. We have incurred,  and in the future may continue to incur, liability  under  environmental  statutes  and  regulations  with respect to the contamination  detected at sites  owned or  operated  by the Company  (including contamination  caused by prior owners and  operators of such sites,  abutters or other persons) and the sites at which we have disposed of hazardous  substances.
As of June 30, 2007, we have  established  a reserve  totaling $4.6 million with respect to certain presently  estimated  environmental  remediation  costs. This reserve  may not be  adequate  to  cover  the  ultimate  costs  of  remediation, including  discovery of additional  contaminants or the imposition of additional cleanup  obligations  which could result in  significant  additional  costs.  In addition,  we  expect  that  future  regulations,  and  changes  in the  text or interpretation of existing regulations, may subject us to increasingly stringent standards.  Compliance  with such  requirements  may make it necessary for us to
retrofit  existing  facilities  with  additional   pollution-control  equipment,
undertake new measures in connection with the storage, transportation, treatment and disposal of  by-products  and wastes or take other steps,  which may be at a substantial cost to us.

OUR RESULTS OF OPERATIONS  MAY BE NEGATIVELY  AFFECTED BY VARIATIONS IN INTEREST
RATES.

      Our  credit  facilities  are   collateralized   by  accounts   receivable,
inventory,  and  property,  plant and  equipment.  These credit  facilities  are variable rate obligations which expose us to interest rate risks.

OUR EARNINGS  COULD DECREASE IF THERE IS A DECLINE IN  GOVERNMENTAL  FUNDING FOR
MILITARY OPERATIONS.

      If, as a result  of a loss of  funding  or a  significant  cut in  federal budgets,  spending on military  projects were to be reduced  significantly,  our earnings  and cash flows  related to the Arlon EM  segment  could be  negatively affected.

POTENTIAL SUPPLY  CONSTRAINTS AND SIGNIFICANT PRICE FLUCTUATIONS OF ELECTRICITY,
NATURAL  GAS AND OTHER  PETROLEUM  BASED  PRODUCTS  COULD  ADVERSELY  AFFECT OUR
BUSINESS.

      In our  production  and  distribution  processes,  we consume  significant amounts of electricity, natural gas, fuel and other petroleum-based commodities, including  adhesives and other products.  The  availability and pricing of these commodities  are  subject to market  forces  that are beyond  our  control.  Our suppliers  contract  separately  for the  purchase of such  commodities  and our sources  of supply  could be  interrupted  should our  suppliers  not be able to obtain these materials due to higher demand or other factors  interrupting their availability.  Last year,  particularly  in the Gulf Coast  region  affected  by severe hurricanes, supplies of these commodities were occasionally disrupted and subject to tremendous price  fluctuations.  Variability in the supply and prices of these  commodities  could materially affect our operating results from period to period and rising costs could erode our profitability.

ADVERSE WEATHER COULD MATERIALLY AFFECT OUR RESULTS.

      A  significant  portion  of our  business  in the Kasco  segment  involves on-site delivery,  service and repair. In addition,  a significant amount of our business  in the Arlon CM segment is to the  outdoor  sign  industry.  Inclement weather  affects  both our ability to produce and  distribute  our  products and affects our customers'  short-term  demand since their work also can be hampered by  weather.  Therefore,  our results can be  negatively  affected by  inclement weather. Severe weather such as hurricanes,  tropical storms and earthquakes can damage  our  facilities,  resulting  in  increased  repair  costs  and  business disruption.

A  FAILURE  TO  MANAGE  INDUSTRY   CONSOLIDATION  COULD  NEGATIVELY  IMPACT  OUR
PROFITABILITY.

      The   industries   within  which  we  operate  have   experienced   recent
consolidations.  This trend tends to put more purchasing power in the hands of a few large  customers who can dictate  lower prices of our  products.  Failure to effectively  negotiate pricing  agreements and implement on-going cost reduction projects can have a material negative impact on our profitability.

OUR FUTURE  SUCCESS  DEPENDS  GREATLY UPON  ATTRACTING  AND RETAINING  QUALIFIED
PERSONNEL.

      A  significant  factor  in our  future  profitability  is our  ability  to attract,  develop and retain  qualified  personnel.  Our  success in  attracting qualified  personnel is affected by changing  demographics of the available pool of  workers  with the  training  and  skills  necessary  to fill  the  available positions,  the impact on the labor supply due to general  economic  conditions, and our ability to offer competitive compensation and benefit packages.

LITIGATION COULD AFFECT OUR PROFITABILITY.

      The  nature of our  businesses  expose us to  various  litigation  matters including  product  liability  claims,  employment,  health and safety  matters, environmental  matters,  regulatory and administrative  proceedings.  We contest these matters vigorously and make insurance claims where  appropriate.  However, litigation  is  inherently  costly and  unpredictable,  making it  difficult  to accurately estimate the outcome of any litigation.  Although we make accruals as we believe  warranted,  the amounts that we accrue could vary significantly from any amounts we actually pay due to the inherent  uncertainties in the estimation process.

OUR INTERNAL  CONTROLS  OVER  FINANCIAL  REPORTING  MAY NOT BE EFFECTIVE AND OUR
INDEPENDENT AUDITORS MAY NOT BE ABLE TO CERTIFY AS TO THEIR EFFECTIVENESS, WHICH
COULD HAVE A SIGNIFICANT AND ADVERSE EFFECT ON OUR BUSINESS AND REPUTATION.

      We  will  be  subject  to  the   requirements   of  Section   404  of  the
Sarbanes-Oxley  Act of 2002 and the rules and  regulations of the Securities and
Exchange Commission (the "SEC") thereunder (which we refer to as Section 404) as of  December  31,  2007.  Section  404  requires  us to report on the design and effectiveness of our internal controls over financial reporting. In the past our management has identified  "material  weaknesses" in our internal  controls over financial  reporting.  There  can be no  assurance  that  in  preparing  for our compliance with Section 404,  additional  deficiencies or material weaknesses in our internal  controls over  financial  reporting  will not be  identified.  Any failure to maintain or implement new or improved  controls,  or any difficulties we encounter in their implementation,  could result in significant  deficiencies or  material  weaknesses,  and cause us to fail to meet our  periodic  reporting obligations or result in material misstatements in our financial statements.

      Section 404 also requires an independent registered public accounting firm to test the  internal  controls  over  financial  reporting  and  report  on the effectiveness of such controls. In our annual report on Form 10-K for the fiscal year ended  December 31,  2006,  our  independent  auditor,  Grant  Thornton LLP
("GT"),  an independent  registered  public accounting firm, was not required to express an opinion on our internal controls over financial  reporting.  However, prior to the Bairnco Acquisition, Bairnco's independent auditor, also GT, issued a disclaimer of opinion on both management's assessment and the effectiveness of
Bairno's  internal  controls over financial  reporting in their annual report on
Form 10-K for the fiscal year ended  December  31,  2006.  GT is not required to issue a report attesting to our internal controls over financial reporting until the year ended  December 31, 2008.  There can be no assurance that GT will issue an  unqualified  report  attesting  to  our  internal  controls  over  financial reporting at such time.

      We also cannot be certain  about the timing of  completion  of our Section
404 evaluation, documentation, testing and any remediation actions or the impact of these actions on our operations. If our remediation actions are insufficient, our chief  financial  officer or chief  executive  officer may conclude that our controls are ineffective  for purposes of Section 404. As a result,  there could be a negative  reaction in the financial  markets due to a loss of confidence in the reliability of our financial  statement or our financials  statements  could change.  We may also be required to incur costs to improve our internal  control system and hire additional  personnel.  This could negatively impact our results of operations.

RISK RELATING TO OUR OWNERSHIP STRUCTURE

WARREN G. LICHTENSTEIN,  OUR CHAIRMAN, AND CERTAIN OTHER OFFICERS AND DIRECTORS,
THROUGH  THEIR  AFFILIATION  WITH  STEEL  PARTNERS,  HAS THE  ABILITY  TO  EXERT
SIGNIFICANT INFLUENCE OVER OUR OPERATIONS.

      Warren G. Lichtenstein,  our Chairman,  as the sole managing member of the general partner of Steel Partners,  is deemed to own  beneficially the shares of our common  stock owned by Steel  Partners.  Steel  Partners  beneficially  owns
5,029,793 shares of our common stock,  representing  approximately  50.3% of our outstanding  common stock.  Mr.  Lichtenstein,  as sole managing  member and the general partner of Steel  Partners,  has sole investment and voting control over the shares  beneficially  owned by Steel  Partners  and thus has the  ability to exert  significant  influence  over our  policies  and  affairs,  including  the election of our Board of Directors  and the  approval of any action  requiring a stockholder vote, such as amendments to our amended and restated  certificate of incorporation and approving mergers or sales of substantially all of our assets, as well as matters where the interests of Mr.  Lichtenstein  and Steel  Partners may differ from the interests of our other  stockholders  in some  respects.  In addition,  employees of an affiliate of Steel  Partners hold positions with WHX, including Glen M. Kassan as Chief  Executive  Officer and John J. Quicke as Vice
President,  and as  directors,  and Jack L.  Howard and Joshua E.  Schechter  as directors.  Mr. Quicke also serves as the President and Chief Executive  Officer of Bairnco.

FACTORS   AFFECTING   THE  VALUE  OF   SECURITIES   ISSUED  UNDER  THE  PLAN  OF
REORGANIZATION

THERE IS NO ESTABLISHED MARKET FOR OUR COMMON STOCK.

      No  established  market exists for our common  stock.  Our common stock is presently quoted on the over-the-counter "Pink Sheets". No assurance can be made that an active trading market will develop.  There can be no assurance as to the degree of price volatility in any market for our common stock that does develop.
Transfer  restrictions  contained  in our  charter  to  help  preserve  our  net operating  loss carry forwards  ("NOLs") will generally  prevent any person from rapidly  acquiring  amounts of our common stock such that such person would hold
5% or more of our common stock,  in each case for up to ten years after July 29,
2005, as specifically provided in our charter. These transfer restrictions could hinder  development  of an  active  market  for  our  common  stock.

WE DO NOT  ANTICIPATE  PAYING  DIVIDENDS ON OUR COMMON STOCK IN THE  FORESEEABLE
FUTURE WHICH MAY LIMIT INVESTOR DEMAND.

      We do not  anticipate  paying any  dividends  on our  common  stock in the foreseeable  future.  Such lack of dividend prospects may have an adverse impact on the market demand for our common stock as certain institutional investors may invest only in  dividend-paying  equity  securities  or may operate  under other restrictions  that may  prohibit or limit their  ability to invest in our common stock.

RISKS RELATED TO THE RIGHTS OFFERING

OUR  STOCKHOLDERS  THAT DO NOT  PARTICIPATE  IN THE RIGHTS  OFFERING WILL LIKELY
EXPERIENCE DILUTION.

      Our stockholders that choose not to exercise their subscription  rights in the rights  offering will retain their current  number of shares of common stock of WHX. However,  if such stockholders choose not to exercise their subscription rights,  their  percentage  ownership and voting  rights in WHX will  experience
dilution  if  and  to  the  extent  that  other   stockholders   exercise  their
subscription rights. In that event, the percentage ownership,  voting rights and other rights of all  stockholders  who do not fully exercise their  subscription rights will be diluted.